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                                                                      EXHIBIT 19
                                 AMENDMENT TO
                              COMSAT CORPORATION
                       NON-EMPLOYEE DIRECTORS STOCK PLAN


     THIS AMENDMENT TO COMSAT CORPORATION NON-EMPLOYEE DIRECTORS STOCK PLAN (this "Amendment") is made and adopted by COMSAT CORPORATION, a District of Columbia corporation (the "Corporation"), as of September 18, 1998. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

     WHEREAS, the Corporation has adopted the COMSAT Corporation Non-Employee Directors Stock Plan (as amended, the "Plan");

     WHEREAS, the Plan generally provides that upon the occurrence of a "Change in Control" (as defined therein) of the Corporation, all awards granted thereunder will immediately become vested or exercisable, as applicable;

     WHEREAS, the Corporation reserved the right to amend the Plan pursuant to the terms and conditions thereof;

     WHEREAS, the Corporation desires to amend the Plan to, among other things, revise the definition of "Change in Control" set forth therein; and

     WHEREAS, this Amendment was duly adopted by a resolution of the Board of Directors of the Corporation dated as of September 18, 1998.

     NOW THEREFORE, in consideration of the foregoing, the Corporation hereby amends the Plan as follows:

     1. SECTION 5(D) OF THE PLAN IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

     "(d) Change in Control. Each Option granted under the Plan shall immediately vest and become fully exercisable upon the occurrence of a "Change in Control" of the Corporation. For purposes of this Plan, a "Change in Control" of the Corporation shall be deemed to have occurred upon the happening of any one of the following events:

          (i) the acquisition by any Person (as defined below) of Beneficial Ownership (as defined below) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Corporation. For purposes of this Section 5(d), (A) the term "Person" shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in
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     Sections 13(d) and 14(d) thereof, except that such term shall not include
     (1) the Corporation or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and (B) the term "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act (and the terms "Beneficial Ownership" and "Beneficially Owned" shall have correlative meanings); or

          (ii) any change in the composition of the Board such that the individuals who, as of May 17, 1996, constitute those members of the Board who have been elected by the shareholders of the Corporation in accordance with the provisions of Section 303(a) of the Communications Satellite Act of 1962, as amended (the "Incumbent Directors"), cease for any reason to constitute a majority of the Board at any time; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least three-fourths (3/4) of the then Incumbent Directors shall be considered as though such individual were an Incumbent Director; or

          (iii) approval by the shareholders of the Corporation of a merger, share exchange, swap, consolidation, recapitalization or other business combination involving the Corporation and any other corporation or entity (a "Transaction"), the effect of which would result in the combined voting securities of the Corporation immediately prior to the effectiveness of such Transaction continuing to represent less than sixty percent (60%) of the combined voting power of the voting securities of the Corporation, or of any surviving entity of, or parent entity following, the Transaction, immediately after the effectiveness of the Transaction; or

          (iv) approval by the shareholders of the Corporation of (A) a complete liquidation or dissolution of the Corporation, or (B) the sale or disposition by the Corporation of all or substantially all of its assets other than to a corporation or entity with respect to which following such sale or other disposition more than eighty percent (80%) of the then combined voting power of the voting securities of such corporation or entity is, immediately following such sale or disposition, Beneficially Owned by all or substantially all of the individuals and entities who were the Beneficial Owners of the voting securities of the Corporation upon or immediately before such approval; or

          (v)    any event that would be required to be reported in response to
     Item 6(e) or any successor thereto of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

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provided, however, that none of the events described in clauses (i) through (v)
shall be deemed to constitute a Change in Control if, prior to the occurrence of such event, the Board adopts a resolution specifically providing that the event shall not be deemed to constitute a Change in Control for purposes of this Plan; provided, further, that, notwithstanding the foregoing, with respect to the proposed merger (the "Lockheed Merger") of the Corporation and Lockheed Martin Corporation ("Lockheed") pursuant to that certain Agreement and Plan of Merger, dated as of September 18, 1998, among the Corporation, Lockheed and Deneb Corporation (the "Lockheed Merger Agreement"), the following provisions shall apply: (a) the signing of the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of this Plan, (b) the approval by the Board or the Corporation's shareholders of the Lockheed Merger or the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of this Plan,
(c) the commencement or the closing of the tender offer by Lockheed to purchase shares of the Corporation's common stock as contemplated by the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of this Plan,
(d) the acquisition by Lockheed or Regulus, LLC of COMSAT Government Systems, Inc. shall not constitute a Change in Control for purposes of the Plan, and (e) upon the closing of the Lockheed Merger, a Change in Control of the Corporation shall be deemed to have occurred for purposes of this Plan."

     2. SECTION 11 OF THE PLAN IS HEREBY AMENDED BY ADDING THE FOLLOWING PARAGRAPH (III) IMMEDIATELY AFTER PARAGRAPH (II) OF SUCH SECTION:

     "(iii) no such amendment shall be made which adversely affects any Non-Employee Director's rights or interests in the Plan or in any award granted hereunder, without the express written consent of each Non-Employee Director so affected."

     3. THIS AMENDMENT SHALL BE AND IS HEREBY INCORPORATED IN AND FORMS A PART OF THE PLAN.

     4. EXCEPT AS SET FORTH HEREIN, THE PLAN SHALL REMAIN IN FULL FORCE AND EFFECT.


                                    *  *  *

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Plan to be executed by its duly authorized officer as of September 18, 1998.


                                                   COMSAT CORPORATION



                                                   By: /S/ Paul A. Jones
                                                       ----------------------
                                                   Title: Vice President,
                                                          Human Resources &
                                                          Organizational
                                                          Development

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